Exhibit 21.1

Subsidiaries of HCBF Holding Company, Inc.

Name	Jurisdiction
Harbor Community Bank	Florida
HCB Insurance Agency, LLC	Florida
BSA Financial Statutory Trust I	Delaware
MRCB Statutory Trust I	Delaware